                                                                      EXHIBIT 11

                         DREYER'S GRAND ICE CREAM, INC.

                   COMPUTATION OF NET INCOME PER COMMON SHARE
                                   (unaudited)

                                                              Thirteen Weeks Ended
                                                        --------------------------------
(in thousands, except per share amounts)                March 30, 1996     April 1, 1995
                                                        --------------     -------------
PRIMARY

Net income applicable to common stock                       $   434           $   322

Weighted average number of shares of common
  stock outstanding                                          12,974            13,971
                                                            -------           -------

Net income per common share, as reported                    $   .03           $   .02
                                                            =======           =======

Weighted average number of shares of common
  stock outstanding                                          12,974            13,971

Common stock equivalent--assumed exercise of
  common stock options                                          322                95
                                                            -------           -------

Weighted average number of shares of common
  stock outstanding, including common stock
  equivalents                                                13,296            14,066
                                                            =======           =======

Net income per common share                                 $   .03(1)        $   .02(1)
                                                            =======           =======

FULLY DILUTED

Net income applicable to common stock                       $   434           $   322

Add interest expense on convertible subordinated
  debentures issued June 1993, due June 2006, and
  amortization of related issuance costs, net of tax                            1,017

Add preferred dividends on redeemable convertible
  Series B preferred stock, due June 2001                     1,144

Add accretion of preferred stock to redemption value            106
                                                            -------           -------

Adjusted net income                                         $ 1,684           $ 1,339
                                                            =======           =======

Weighted average number of shares of common
  stock outstanding                                          12,974            13,971

Common stock equivalent--assumed exercise of
  common stock options                                          463                95

Assumed conversion of debentures                              2,900             2,900
                                                            -------           -------

Adjusted shares                                              16,337            16,966
                                                            =======           =======

Net income per common share                                 $   .10(2)        $   .08(2)
                                                            =======           =======
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(1)  This calculation is submitted in accordance with Regulation S-K item 601
     (b) (11) although it is not required by footnote 2 to paragraph 14 of APB
     Opinion No. 15 because it results in dilution of less than 3%.

(2)  This calculation is submitted in accordance with Regulation S-K item 601
     (b) (11) although it is contrary to APB Opinion No. 15 because it produces an anti-dilutive effect.